CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated January 15, 1999 on the financial statements and financial highlights of Dollar Reserves, Inc. (formerly Bull & Bear Dollar Reserves, a series of common stock Bull & Bear Funds II, Inc.). Such financial statements and financial highlights appear in the December 31, 1998 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Informantion filed in Post-Effective Amendment No. 55 under the Securities Act of 1933 and Amendment No. 46 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Dollar Reserves. We also consent to the references to our Firm in the Registration Statement and Prospectus.

                                              TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
June 28, 1999